EXHIBIT 10.79

CONFIDENTIAL

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (together with Exhibit A, this “MOU”) is made and entered into as of July 25, 2005 (“Effective Date”) between America Online, Inc. (“AOL”), a Delaware corporation with its principal offices at 22000 AOL Way, Dulles, Virginia 20166, and Telepictures Productions Inc. (“TP”), a Delaware corporation, with its principal offices at 4000 Warner Blvd., Burbank, CA 91522 (each a “Party” and collectively the “Parties”) and sets forth the understanding of the Parties regarding the matter addressed herein.

1.	Binding MOU. This MOU, including the terms set forth on Exhibit A attached hereto (the “Term Sheet”), shall be binding and enforceable against each Party in accordance with the terms hereof until it is terminated or expires pursuant to the terms of this MOU.

2.	Confidential Information. The Parties recognize that in connection with the negotiation and the performance of the Parties’ obligations and rights under this MOU, each Party may disclose to the other Confidential Information. The Party receiving any Confidential Information agrees to maintain the confidential status of such Confidential Information and not to use any such Confidential Information for any purpose other than the purpose for which it was originally disclosed to the receiving Party, and not to disclose any of such Confidential Information to any person or third party, other than, on a need-to-know basis, to its directors, employees, attorneys, accountants, affiliates and other agents who are under an obligation of confidentiality “Confidential Information” shall mean any information which is, or should be reasonably understood to be, confidential or proprietary to the disclosing Party, including, but not limited to, this MOU (other than its existence and such information contained therein which is reasonably necessary to comply with the parties’ existing contractual obligations), technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, projections and marketing data. “Confidential Information” shall not include information (a) already lawfully known to or independently developed by the receiving party, (b) disclosed in published materials, (c) generally known to the public, (d) lawfully obtained from any third party, or (e) required or reasonably advised to be disclosed by law.

3.	Term and Termination; Survial. The term of this MOU shall be as set forth in the Term Sheet. In the event this MOU is terminated or expires, the provisions of Section 2 herein shall survive the termination or cancellation of this MOU.

4.	Miscellaneous.

4.1.	Governing Law. This MOU Shall be interpreted and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws, and with the same force and effect as if fully executed and performed therein.

4.2.	Entire Agreement. This MOU represents the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous agreements and understandings, written or oral between the Parties with respect to the subject matter hereof.

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4.3.	Press Releases and Public Statements. No Party will issue any press releases or make public statements relating to this MOU or the relationship between the parties without the other Party’s review of and written consent to such press release or public statement. Notwithstanding the foregoing, following the issuance of the first press announcement in connection with this MOU, a Party’s casual text reference to the Parties’ relationship hereunder shall not require the other Party’s consent.

IN WITNESS WHEREOF, this MOU has been duly executed by the Parties hereto effective as of the date first set above.

TELEPICTURES PRODUCTIONS INC.		AMERICA ONLINE, INC.

By:	/s/ Jim Paratore	By:	/s/ Jim Barkoff

Name:	Jim Paratore	Name:	Jim Barkoff

Title:	President, Telepictures	Title:	EVP, AOL

Date:	15 August 05	Date:	16 August 05

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EXHIBIT A

TELEPICTURES-AOL

ENTERTAINMENT AND ENTERTAINMENT RELATED NEWS SERVICE

TERM SHEET

1.	Joint Venture.

1.1.	Partners: AOL (“AOL”) and Telepictures (“TP”), and collectively, the “Parties”.

1.2.	Purpose: To build a new consumer brand focused on entertainment and entertainment related news (the “Brand”). The initial consumer service of the Brand will be the Brand Website (as defined below). If approved in each case by the MC (as defined herein), additional consumer services may include services tailored for IP-connected devices, mobile phones and cable services (each an “Additional Brand Service”), The Brand Website, the Additional Brand Services and all other services and activities related to the Brand engaged by the joint venture are collectively hereinafter referred to as the “Service”.

1.3.	Form: Joint contracting parties (no separate corporate entity to be formed). This arrangement is hereinafter referred to as the “JV”.

2.	Brand Website.

2.1.	General:

•	“Brand Website”: collectively refers to the External Website and the Custom Website.

•	“External Website”: a robust broadband entertainment and entertainment news related destination website located at the domain described below and may be accessed by the general Internet public.

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“Custom Website”: a website located within the AOL.com domain that is substantially the same as the External Website, except that Custom Website will include AOL navigational elements (i.e., AOL header and footer), and will be accessed from the AOL Service, the AIM Service, AOL.com, Netscape, and any other website or service owned or controlled by AOL (collectively, the “AOL Network”). Other than the AOL navigational elements, in all other material respects the experience of consumers who visit the External Website and of consumers who visit the Custom Website will be substantially the same.

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Domains: The External Website will be initially located at a domain selected by the MC that references the Brand. The Custom Website will be initially located within the AOL.com domain and will reference the Brand.

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MediaMetrix Measurements: AOL will request that the MediaMetrix measurements (e.g., unique visitors) for both the External Website and the Custom Website be rolled-up and consolidated into a “Network” in the

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MediaMetrix reports as a custom entity, such as in, but not limited to, the reports currently marked as “Media Sets – With Duplication”. AOL will use commercially reasonable efforts to have MediaMetrix provide the measurements as described above.

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Specifications: The specifications and schedules, features, content, elements, look and feel, and branding (the “Specifications”) for the initial Brand Website are specified in Schedule 1. The Specifications for the Brand Website may be revised from time to time by the MC.

2.2.	Content:

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TP Provided Content: Entertainment-related audio-visual content owned and provided by TP to the JV for use in the Service, including any such content that is repurposed or otherwise modified specifically for use in the Service, but excluding any such content that constitutes JV Produced Content (as defined below).

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JV Produced Content: Original content produced by the JV, or on behalf of the JV by another party, for use in the Service, including live and animated content (e.g., live webcasts, interviews, shorts, other filmed or animated programs, etc.) and online content (e.g., screensavers, wallpapers, downloads, etc.).

•	Third Party Content: Content acquired or licensed from third parties, as selected and approved by the MC, for use in the Service.

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Approvals: The JV, with assistance from TP, shall be responsible for obtaining all necessary approvals, consents and other clearances (collectively, “Approvals”) related to the TP Provided Content, JV Produced Content and Third Party Content (collectively, the “Content”), except for any TP Provided Content for which TP has already obtained Approvals for specific uses prior to such content being provided to the JV for such uses (the “Pre-Cleared TP Provided Content”).

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Pre-Cleared TP Provided Content: TP Provided Content will be Pre-Cleared TP Provided Content only for those specific uses for which TP has obtained Approvals, i.e., such Approvals are use-specific. For all non-approved uses, such TP Provided Content will not be Pre-Cleared TP Provided Content. In determining whether any TP Provided Content is Pre-Cleared TP Provided Content for a specific use, the practices, procedures and policies of TP for Approvals will be followed.

•	Costs and Expenses:

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Non-Reimbursable Expenses: TP Provided Content is part of the TP Contribution and will not be a Reimbursable Expense (as defined in Section 7.4), except that the costs and expenses incurred in digitizing any TP Provided Content provided initially to the JV after the start of the JV will be a Reimbursable Expense. If TP uses any TP Provided Content outside of the JV, TP will separately digitize such content and any digitization costs

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incurred in connection with such non-JV uses will be the sole responsibility of TP.

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Reimbursable Expenses: The following are Reimbursable Expenses: (i) costs and expenses related to the production, acquisition or licensing of JV Produced Content or Third Party Content; (ii) costs and expenses incurred in connection with obtaining any necessary Approvals relating to any of the Content (other than the Pre-Cleared TP Provided Content) provided initially to the JV; and (iii) participations and any other related third party payments (e.g., licensing fees, etc.) payable in connection with the use of the Content in the Service.

•	Ownership and Licenses: Ownership of the Content and licenses relating thereto are provided for in Section 11.

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Removal of Content: Each of TP and AOL shall have the right to request the removal of, and the JV will so remove as soon as reasonably practicable, any allegedly infringing, defamatory, libelous, slanderous, damaging, obscene, indecent, illegal, or offensive Content from the Brand Website.

2.3.	Technology:

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AOL Provided Technology: Content management systems, publishing systems, design templates and associated source files, AIM presence, and any other technology made available by AOL to the JV for use in the Service, but excluding any AOL technology that constitutes JV Developed Technology (as defined below).

•	JV Developed Technology: Technology developed by the JV, or on behalf of the JV by another party, for use in the Service, including any technology developed by AOL specifically for use in the Service.

•	Third Party Technology: Technology acquired or licensed from third parties, as selected and approved by the MC, for use in the Service.

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Approvals: The JV, with assistance from AOL, shall be responsible for obtaining all necessary Approvals related to the JV Developed Technology and Third Party Technology, and AOL will be responsible for obtaining all necessary Approvals related to the AOL Provided Technology.

•	Costs and Expenses:

•	Non-Reimbursable Expenses: AOL Provided Technology (including any costs and expenses related to approvals and clearances) is part of the AOL Contribution and will not be a Reimbursable Expense.

•	Reimbursable Expenses: The following will be Reimbursable Expenses: (i) costs and expenses related to the production, acquisition or licensing of JV Developed Technology or Third

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Party Technology; (ii) costs and expenses incurred in connection with obtaining any necessary Approvals relating to any of the JV Developed Technology and Third Party Technology; and (iii) any third party payments (e.g., licensing fees, etc.) payable in connection with the use of the AOL Provided Technology, the JV Developed Technology or Third Party Technology (collectively, the “Technology”) in the Service.

•	Ownership and Licenses: Ownership of the Technology and licenses relating thereto are provided for in Section 11.

2.4.	Technology and Advertising Sale Services Provided by AOL.

•	Product Development: Design and development of the Brand Website.

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Hosting and Streaming: Procuring and maintaining the production equipment for the Brand Website, purchasing domains, and procuring and maintaining the transmission of Brand Website information to the Internet.

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Advertising Sales and Operations: Selling of all advertising and sponsorships in connection with the Brand Website, and fulfilling and serving all sold advertising and sponsorships, in each case as more fully described in Section 9.

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Reports: To the extent consistent with AOL’s generally-applicable internal policies and normal business practices, providing to the JV monthly reports, presentations, projections, updates and other relevant information relating to (i) the Carriage Plan (as defined herein), (ii) the sales of advertisements and sponsorships handled by AOL for the Branded Website (including revenue information), (iii) traffic information, unique visitors, page views, impressions; and other related or similar information and data, (iv) information related to the performance reviews set forth in Section 10, and (v) any other related materials that the MC may request or require, including any information relating to changes to AOL.com or its strategies or policies that may have a material impact on the Branded Website, the Brand or the Service.

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Costs and Expenses: To the extent that the costs and expenses incurred in connection with Product Development, Hosting and Streaming, and Advertising Sales and Operations are consistent with the Annual Budget and Business Plan, such costs and expenses will be Reimbursable Expenses.

3.	Brand Certain Agreements for Brand Development.

3.1.	Brand: Subject to sections 11.6 and 11.7 below, all matters relating to the Brand, and the use of any AOL, TP or affiliated brands in the Service, will be supervised and managed by the MC.

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3.2.	Certain Agreement for Brand Development:

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Brand References within AOL.com: AOL will reference the Brand within AOL.com where technically and aesthetically feasible. Such Brand references may include the use of Brand logos, trademarks or other intellectual property.

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Placement within the Celebrity News Section of AOL.com: Content from the Custom Site will be prominently featured in the Celebrity News main page of AOL.com. Such promotions will rotate through the placements on the Celebrity News main page in accordance with, and will be considered part of, the Carriage Plan. For clarification, AOL is not obligated to provide links to the Celebrity News main page or to have a Celebrity News main page.

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Preferred Relationship. During the first two (2) years after the launch of the Brand Website, AOL and TP will not materially enhance or develop a Celebrity News Website within AOL.com or the AOL Service (including ExtraTV.com in the case of TP or the entertainment news section of AOL.com in the case of AOL) that materially impairs the profitability or competitiveness of the Brand Website. “Celebrity News Website” shall mean any website featuring, as its primary offering and purpose, the distribution of video celebrity news content and shall specifically not include any general, sports, political, music or other news focused websites or services.

4.	Additional Brand Services.

4.1.	Addition of Additional Brand Services: The MC, from time-to-time, will review additional opportunities to add Additional Brand Services to the Service.

4.2.	Business Model, Specifications, Economics, Etc. The business model, Specifications, economics (including budgets, capital outlays, costs and expenses, etc.) and other related matters for each future Additional Brand Service (including any revisions to this Term Sheet) will be determined and approved by the MC prior to the addition of any Additional Brand Service to the Service, and the same may be revised from time to time by the MC.

5.	JV Management.

5.1.	Management Committee (“MC”).

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Membership: Five (5) members, of which two (2) are from AOL, two (2) are from TP and the fifth is the GM (as defined below). Initially, the ME (as defined below) will not be a member of the MC, but either Party may later request that the ME be added to the MC, and if such a request is made by a Party, the MC will take the necessary actions to add the ME as a member of the MC.

•	Proxies: Each of the two (2) AOL MG members and two (2) TP MC members may delegate and appoint a proxy. AOL or TP, as the case may be, will promptly inform the MC of any such proxy appointment.

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Voting: The unanimous vote of the two (2) AOL MC members and two (2) TP MC members is required for the approval of any matters as set forth below or elsewhere in this Term Sheet. The GM and, if later added to the MC, the ME, will be non-voting members of the MC. All matters to be decided or otherwise handled by the MC shall be done so in a timely manner.

•	Responsibilities:

–	Changing the composition of the MC or the vote required for decisions of the MC.

–	Making and approving any modifications to the Specifications set forth in Schedule 1.

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Preparing and approving the Annual Budget and Business Plan, all other reports, presentations and projections, all updates or modifications to the Annual Budget and Business Plan, and any other matters that TP and/or AOL (and/or the MC) may request or require.

–	Supervising and managing the programming, Content and Technology of the Service, including the Brand Website.

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Supervising and managing all branding, marketing and promotions for the Service, including the Brand Website (excluding (i) the AOL Promotions (as defined below) and (ii) the sale of advertisements and sponsorships handled by AOL), including developing and implementing related strategies and policies.

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Coordinating with AOL the AOL Promotions, including the make-up of the Carriage Plan (as defined below) and any material changes thereto, and the sale of advertisements and sponsorships handled by AOL for the Brand Website.

–	Supervising and managing the day-to-day operations of the JV and the Service.

–	Hiring, firing, reviewing and supervising the GM, the ME and the Operations Staff.

–	Negotiating, approving and entering into contractual relationships with third parties consistent with the practices, procedures and policies of TP and AOL.

–	Handling all other operational and financial matters relating to the JV and the Service.

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Developing and implementing strategies and policies for the JV and the Service, including formation of a separate corporate entity for the JV (and related matters), distribution in other media and platforms, addition of other revenue streams, etc.

–	Developing and implementing strategies and policies relating to the usage of any JV Produced Content and any JV Developed Technology outside of the Service and the JV.

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Establishing the terms of service and privacy policies of the Brand Website, which terms of service and privacy policies will be consistent with the requirements of Time Warner Inc. (“TWX”), AOL and/or TP, as applicable.

–	Coordinating matters and issues among the JV, AOL and TP.

–	Handling all other matters relating to the JV and the Service and such other matters, duties and responsibilities as AOL and TP may mutually agree.

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•	Delegation: The MC may approve the delegation of any or all of its responsibilities to the GM, ME and/or Operations Staff.

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Meetings: The MC will meet at regular intervals (and not less than quarterly) and at such other times as necessary to conduct, supervise and manage the business of the JV and the Service. Meetings of the MC shall be held at such location as determined by the MC. MC members may participate in meetings of the MC by telephone, video conference or other electronic means, as well as in person.

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Quorum: A quorum of at least two (2) TP MC members and two (2) AOL MC members must be present (in person or by their proxies) to conduct business at any MC meeting and no MC meeting shall be held at which a quorum is not present: provided, however, that if any MC meeting is adjourned for lack of a quorum, then such MC meeting will be reconvened (the “Reconvened MC Meeting”) on a date not less than fourteen (14) days and not more than forty-five (45) days after the MC meeting that was adjourned for lack of a quorum (or such shorter period as is reasonably required or available under the circumstances), with notice sent to all MC members advising them of the date and time of such Reconvened MC Meeting.

5.2.	MC Impasse:

•	Voting or Quorum Impasses: If the MC is at an impasse because:

(i)	the MC is unable to resolve any matter in accordance with the voting requirements set forth in Section 5.1, then at a subsequent MC meeting convened not less than fourteen (14) days and not more than forty-five (45) days after the MC meeting at which the matter could not be resolved (or such shorter period as is reasonably required or available under the circumstances), the unresolved matter shall be put to the MC for re-consideration and review again, and if at such subsequent MC meeting the unresolved matter again cannot be resolved by the MC, or

(ii)	the MC is unable to resolve any matter because of a lack of a quorum at a Reconvened MC Meeting,

then:

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Senior Executive Discussions: If either of the above occurs, then such unresolved matter may be submitted to the Chairman and CEO of Warner Bros. and the Chairman and CEO of AOL for further discussions. If the unresolved matter cannot be resolved by these senior executives within a reasonable amount of time, then either party may terminate this Term Sheet and the JV.

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6.	JV Operations.

6.1.	General Manager (“GM”).

•	Appointment: Appointed and approved by the MC.

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Responsibilities: The duties and responsibilities of the GM will be determined by the MC, and will include the day-to-day management and supervision of the business and operations of the JV and the Service and such other duties and responsibilities as may be granted or be delegated to the GM by the MC. All duties and responsibilities delegated to the GM by the MC will be clearly defined and may be set forth in writing at the MC’s discretion.

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Compensation: The compensation of the GM, including any bonuses, will be determined, and may be changed from time to time, by the MC consistent with the Annual Budget and Business Plan. The compensation of the GM will be a Reimbursable Expense.

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Review by the MC: The MC will review the performance of the GM from time to time and make any modifications to the duties, responsibilities and compensation of the GM as appropriate based on such reviews.

•	Termination of the GM: If either AOL or TP requests the GM be terminated, the MC shall so terminate the GM after the Parties consult with each other about such termination.

6.2.	Managing Editor (“ME”).

•	Appointment: Appointed and approved by the MC.

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Responsibilities: The duties and responsibilities of the ME will be determined by the MC, and will include the day-to-day management and supervision of the business and operations of the Content and the Service and such other duties and responsibilities as may be granted or be delegated to the ME by the MC. All duties and responsibilities delegated to the ME by the MC will be clearly defined and may be set forth in writing at the MC’s discretion.

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Compensation: The compensation of the ME, including any bonuses, will be determined, and may be changed from time to time, by the MC consistent with the Annual Budget and Business Plan. The compensation of the ME will be a Reimbursable Expense.

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Review by the MC: The MC will review the performance of the ME from time to time and make any modifications to the duties, responsibilities and compensation of the ME as appropriate based on such reviews.

•	Termination of the ME: If either AOL or TP requests the ME be terminated, the MC shall so terminate the ME after the Parties consult with each other about such termination.

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6.3.	Operations Staff.

•	Positions: The number, responsibilities, compensation and termination of the Operations Staff to be determined by the MC. The compensation of the Operations Staff will be a Reimbursable Expense.

•	Initial Operations Staff: The initial Operations Staff positions are set forth in Schedule 2, which Schedule 2 is subject to review and modification by the MC.

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Review by the MC: The MC will review the performance of the each Operations Staff member from time to time and make any modifications to the duties, responsibilities and compensation of such Operations Staff member as appropriate based on such reviews.

7.	Financial Matters.

7.1.	Annual Budget and Business Plan; Reports; Projections; Updates.

•	Initial Budget and Business Plan: The initial 2005 Annual Budget and the initial Business Plan are attached as Schedule 3.

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Annual Budget: The Annual Budget will be prepared and/or revised annually by the GM and Operations Staff, in accordance with the guidelines and parameters set by the MC, and the final or revised Annual Budget will be approved by the MC. The approved Annual Budget for 2005 is included in the attached Schedule 3.

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Business Plan: The Business Plan will be prepared and/or revised annually by the GM and Operations Staff, in accordance with the guidelines and parameters set by the MC, and the final or revised Business Plan will be approved by the MC.

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Deviations from Annual Budget and Business Plan. Deviations of 10% or more to any one category of expenditures in the Annual Budget, or in the aggregate above the overall Annual Budget, and/or material deviations to the Business Plan, must be approved by the MC.

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Reports, Projections, Updates: The MC (or, if delegated by the MC, the GM, ME and/or the Operations Staff) will prepare monthly reports, presentations, projections, updates to the budgets and business plans, and any other related materials that the MC may request or require.

7.2.	Contributions.

•	AOL Contribution:

–	AOL Provided Technology.

–	AOL Promotions.

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Product Development, Hosting and Streaming, and Advertising Sales and Operations (but only to the extent any such costs and expenses are not the responsibility of the JV as provided for in Annual Budget and Business Plan).

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–	Costs and expenses related to the AOL Contribution will be the sole responsibility of AOL and will not be a Reimbursable Expense.

•	TP Contribution:

–	TP Provided Content.

–	TP Provided Content digitized prior to the start of the JV (TP Provided Content digitized for use initially in the Service after the start of the JV will be a Reimbursable Expense).

–	Costs and expenses related to the TP Contribution will be the sole responsibility of TP and will not be a Reimbursable Expense.

7.3.	Revenues.

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Total Revenues: Total Revenues will include (i) all monies actually received from sales of advertisements, sponsorships and/or other similar revenue streams for the Brand Website plus (ii) any monies actually received from any Additional Brand Services approved by the MC plus (iii) any monies actually received from any other activities directly attributed to the Service approved by the MC (e.g., online searches, sale of merchandising, etc,).

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50/50 Share of Total Revenues: Subject to Section 10.2, Total Revenues will be initially collected by either AOL or TP, and, after being first applied against Reimbursable Expenses, any excess Total Revenues after such reimbursement will be shared 50/50 between AOL and TP, in each case on a quarterly basis pursuant to the mechanics set forth in Section 7.5.

7.4.	Costs and Expenses: Other Liabilities.

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Reimbursable Expenses: All costs and expenses and all other liabilities directly related to the JV (including any liabilities relating to litigation or other third party claims, but excluding the indemnities in Section 16) will be initially incurred and paid by either AOL or TP, in each case consistent with the Annual Budget and Business Plan, or as otherwise approved by the MC, and such costs, expenses and liabilities will be reimbursed to AOL or TP, as the case may be, on a quarterly basis pursuant to the mechanics set forth in Section 7.5.

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AOL Expenses: AOL’s Reimbursable Expenses will include the costs and expenses of AOL described in Sections 2.2, 2.3, 2.4 and 6, but exclude the costs and expenses related to the AOL Contribution described in Section 7.2 and the AOL indemnity described in Section 16.1.

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TP Expenses: TP’s Reimbursable Expenses will include the costs and expenses of TP described in Section 2.2 and 6, but exclude the costs and expenses related to the TP Contribution as described in Section 7.2 and the TP indemnity described in Section 16.2.

•	Reimbursement of Reimbursable Expenses: AOL’s Reimbursable Expenses and TP’s Reimbursable Expenses shall be reimbursed to AOL

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and TP, respectively, from Total Revenues pursuant to the mechanics set forth in Section 7.5.

7.5.	Net Cash Payment Mechanics and Other Financial Matters.

•	Mechanics:

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General: All revenues and expenses recorded by each of AOL and TP in connection with the JV and the Service will be separately recorded in their respective books and records, and all revenue and expense sharing will be settled in cash as described in this Section 7.5, in each case in accordance with the accounting and financial requirements established by TWX.

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Net Cash payments: All cash payments made pursuant to this Term Sheet in connection with the reimbursement of Reimbursable Expenses from Total Revenues and the sharing of any excess Total Revenues after reimbursement of Reimbursable Expenses will be made quarterly on a net cash basis.

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Schedule 4: The mechanics for reimbursement of Reimbursable Expenses from Total Revenues and the sharing of any excess Total Revenues after reimbursement of Reimbursable Expenses are set forth on Schedule 4 attached hereto.

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Books and Records: Each of AOL and TP will maintain separate books and records accounting for the revenues and expenses associated with the JV, the Brand Website, and the Service. The GM, ME and/or the Operating Staff will maintain appropriate records and financial information consistent with this Term Sheet.

8.	Marketing and Promotions for the Brand Website.

8.1.	AOL Promotions:

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Subject to Sections 8.2 and 10.2, AOL will promote the Content from the Custom Website in AOL.com and the rest of the AOL Network (the “AOL Promotions”) in accordance with the carriage plan attached as Schedule 5, as such carriage plan may be modified or changed from time to time (the “Carriage Plan”).

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The AOL Promotions will rotate through the promotional assets set forth in the Carriage Plan. Subject to Section 8.2, AOL reserves the right to exchange certain promotional assets set forth in the Carriage Plan with other promotional assets of equivalent value.

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Notwithstanding anything herein to the contrary, AOL reserves the right to redesign or modify the organization, structure, “look and feel,” navigation and other elements of the AOL Network at any time. In the event such modifications materially and adversely affect any particular AOL Promotions listed within the Carriage Plan, AOL, subject to Section 8.2, will provide alternative promotional assets of equivalent value.

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8.2.	Coordination with JV: AOL will in good faith consult and work with the JV in formulating, modifying and/or updating the Carriage Plan, and promptly notify the JV of any material modifications or changes to the Carriage Plan.

8.3.	Brand Website and Marketing and Promotions: Other than the AOL Promotions set forth in the Carriage Plan, all matters relating to marketing and promotions for the Brand Website will be handled by the JV.

9.	Advertising Sales and Sponsorships for the Brand Website.

9.1.	Advertising Sales: Subject to Sections 9.2 and 10.1, AOL will solely handle the selling of all advertising and sponsorships for the Brand Website, and fulfilling and serving all sold advertising and sponsorships.

9.2.	Coordination with JV: AOL will work in good faith with the JV in coordinating advertising and sponsorship strategies for the Brand Website. The MC will determine the number, placement and content of all advertisements and sponsorships to be handled by AOL. The JV and the AOL advertising sales group will consult with each other on a regular basis.

10.	Performance.

10.1.	Advertising Sales: If advertising sales performance does not meet certain criteria, then specific remedies are available as described in this Section 10.1. After two (2) years from the start of the JV, advertising sales performance will be reviewed for any given quarter as follows (defined terms at end of section):

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Step 1: Brand Website Performance: The Brand Website must have achieved at least 75% of Projected Unique Visitors and 75% of Projected Page Views for such quarter. If the Brand Website satisfies the requirements of this first step, then this process proceeds to Step 2. If the requirements of this first step are not satisfied, then this process stops.

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Step 2: Ad Sales Revenue Performance: AOL must have achieved at least 75% of Pro-Rated Ad Impression Revenues plus Pro-Rated Video Stream Revenues for such quarter. If the requirements of this second step are not satisfied, then this process proceeds to Step 3.

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Step 3: Ad Sales Make-Good: AOL shall cure and make-good any quarterly revenue shortfall from Step 2 in the next two (2) consecutive quarters. The Actual Ad Impression Revenues plus Actual Video Stream Revenues for such three (3) consecutive quarter period (shortfall quarter plus 2 make-good quarters) shall be equal to or greater than 75% of Pro-Rated Ad Impression Revenues plus Pro-Rated Video Stream Revenues for the same period. If the requirements of this third step are not satisfied, then this process proceeds to Step 4.

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Step 4: Transfer of Ad Sales: TP has the option, but not the obligation, to request that AOL transfer the selling of all advertising and sponsorships for the Brand Website, the fulfilling and serving all sold advertising and sponsorships, and any other related activities, to another entity or group within TWX. If TP elects to exercise such option and make such transfer request, then this process proceeds to Step 5.

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•	Step 5: AOL Option to Repurchase Unsold Inventory:

•

AOL has the option, but not the obligation, to repurchase the unsold advertisement and sponsorship inventory (the “Unsold Inventory”) for the year following the quarter being measured (the “Repurchase Year”).

•

At the end of the Repurchase Year, if the requirements of Step 3 are not satisfied, then AOL has the option, but not the obligation, to repurchase the Unsold inventory for the following year (the “Second Repurchase Year”).

•	AOL may exercise each of the above options only once during the life of the JV in the manner described above.

•	All Unsold Inventory shall be repurchased by AOL at the rate of $0.75 to the dollar.

•

If AOL later sells the Unsold Inventory for an aggregate amount that would be in excess of the Unsold inventory being priced at $0.75 to the dollar, then AOL shall pay to TP 40% of such excess and retain the remaining 60% of such excess.

•

If (i) AOL elects not to repurchase the Unsold Inventory, or (ii) after the Second Repurchase Year the requirements of Step 3 are not satisfied, then the MC will review its options to improve the performance of the advertising sales process and mutually agree to any changes or revisions.

•	Examples: See Schedule 6 attached hereto.

•	Defined Terms:

•	Actual Ad Impression Revenues: the actual ad impression revenues delivered for the period being measured.

•	Actual Ad Impressions: the actual ad impressions delivered for the period being measured.

•	Actual Video Stream Revenues: the actual video stream revenues delivered for the period being measured.

•	Actual Video Streams: the actual video streams delivered for the period being measured.

•	Projected Ad Impression Revenues: the projected ad impression revenues for the period being measured as set forth the Business Plan.

•	Projected Ad Impressions: the projected ad impressions for the period being measured as set forth in the Business Plan.

Telepictures-AOL MOU + Term Sheet (Final Version)	Page 15

•	Projected Page Views: the projected page views for the period being measured as set forth in the Business Plan.

•	Projected Unique Visitors: the projected unique visitors for the period being measured as set forth in the Business Plan.

•	Projected Video Stream Revenues: the projected video stream revenues for the period being measured as set forth in the Business Plan.

•	Projected Video Streams: the projected video streams for the period being measured as set forth in the Business Plan.

•	Pro-Rated Ad Impression Revenues: The product of Projected Ad Impression Revenues multiplied by the lesser of: (i) the result of Actual Ad Impressions divided by Projected Ad Impressions or (ii) one.

•	Pro-Rated Video Stream Revenues: The product of Projected Video Stream Revenues multiplied by the lesser of: (i) the result of Actual Video Streams divided by Projected Video Streams or (ii) one.

10.2.	Promotions and Content:

•

Promotions: If AOL does not deliver the promotions set forth in the Carriage Plan for any given quarter, then AOL shall cure and make-good on such shortfall in the following quarter. If AOL fails to make-good on any shortfall of 25% or more, then AOL’s share of revenues will be reduced in an amount proportionate to such shortfall and TP’s share of revenues will be adjusted upwards accordingly (e.g., if the shortfall is 35%, then AOL’s 50% share of Revenues is reduced by 35%, so that AOL’s share of Revenues will then be 32.5%, and TP’s 50% share of Revenues will increase to 67.5%). If AOL fails to make-good on any shortfall of less than 25%, then AOL shall cure and make-good on such shortfall in subsequent quarters.

•

Content: If TP does not provide the JV with sufficient content to produce at least an average of thirty (30) weekly video features for any given quarter, then TP shall cure and make-good on such shortfall in the following quarter. If TP fails to make-good on any shortfall of 25% or more, then TP’s share of revenues will be reduced in an amount proportionate to such shortfall and AOL’s share of revenues will be adjusted upwards accordingly (e.g., if the shortfall is 30%, then TP’s 50% share of Revenues is reduced by 30%, so that TP’s share of Revenues will then be 35%, and AOL’s 50% share of Revenues will increase to 65%). If TP fails to make-good on any shortfall of less than 25%, then TP shall cure and make-good on such shortfall in subsequent quarters.

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11.	Intellectual Property.

11.1.	AOL Owned Content and License to the JV:

•

Subject to Section 11.4, all Technology (other than Third Party Technology) will be owned by AOL; provided, however, that after the term of this Term Sheet, AOL may only exploit the JV Developed Technology after entering into a participation agreement or other financial arrangement to be negotiated in good faith between AOL and TP.

•	AOL will license the Technology to the JV for the duration of the Term (and any renewals thereof) and a portion of AOL’s share of Total Revenues will be payment of the licensing fee for such license.

11.2.	TP Owned Content and License to the JV:

•

Subject to Section 11.4, all Content (other than Third Party Content) will be owned by TP; provided, however, that after the term of this Term Sheet, TP may only exploit the JV Produced Content after entering into a participation agreement or other financial arrangement to be negotiated in good faith between AOL and TP.

•	TP will license the Content to the JV for the duration of the Term (and any renewals thereof) and a portion of TP’s share of Total Revenues will be payment of the licensing fee for such license.

11.3.	Brand and Other JV IP: “JV Property” will be all property created or acquired by either Party, the MC, the GM, the ME and/or the Operations Staff as part of the JV, including, without limitation, the Brand and any other JV trademarks, but excluding the Content or the Technology.

11.4.	Ownership of Intellectual Property Upon Transfer or Termination:

•

Content and Technology: No Transfer (as defined herein) or termination of this Term Sheet will change the ownership of the Technology or the Content without the written approval of the owner of the Technology or the Content, as the case may be: provided, however, that, notwithstanding the foregoing (except for a Transfer to Newco under Section 11.5 below), after the termination of this Term Sheet and the JV, unless one Party has acquired the rights of the other Party under this Term Sheet pursuant to a Mutually Acceptable Disposition (as defined below), TP may only exploit the JV Produced Content after entering into a participation agreement or other financial arrangement to be negotiated in good faith between AOL and TP, and AOL may only exploit the JV Developed Technology after entering into a participation agreement or other financial arrangement to be negotiated in good faith between AOL and TP.

•

JV Property: The Parties agree and acknowledge that neither Party shall have the right to use or exploit any JV Property after the termination of this Term Sheet and the JV, except as permitted pursuant to a mutually acceptable disposition of the JV and its assets and liabilities that will be

Telepictures-AOL MOU + Term Sheet (Final Version)	Page 17

negotiated in good faith by AOL and TP (a “Mutually Acceptable Disposition”).

11.5.	Transfer of Certain IP to New Corporate Entity: If a separate corporate entity is approved to be formed for the JV (“Newco”), then upon formation of Newco, AOL agrees to Transfer all JV Developed Technology to Newco and TP agrees to Transfer all JV Produced Content to Newco, and after such Transfers, Newco will be the sole owner of such IP.

11.6.	Other AOL IP and AOL Branding: AOL will have final approval over the use of any other AOL Proprietary or licensed intellectual property and all branding and any related activities involving any of AOL’s brands or related intellectual properties (e.g., trademarks, logos, headers and footers, frames, etc.) used in connection with the Service.

11.7.	Other TP IP and TP Branding: TP will have final approval over the use of any other TP proprietary or licensed intellectual property and all branding and any related activities involving any of TP’s brands or related intellectual properties (e.g., trademarks, logos, etc.) used in connection with the Service.

12.	Termination Rights.

12.1.	Material Default: Subject to Section 14, if there is a material default by one Party and such material default remains uncured after a reasonable period of time, then the non-defaulting Party may terminate this Term Sheet and the JV.

12.2.	Performance Test: Subject to Section 14, after two (2) years from the launch of the JV, if the aggregate revenues of the JV for any given four (4) consecutive quarters are less than 75% of the aggregate revenue projections for the same period, then either AOL or TP may terminate this Term Sheet and the JV.

12.3.	Impasse After Senior Executive Discussions: Subject to Section 14, if a MC matter remains unresolved after discussions between the senior executives of Warner Bros. and AOL as provided for in Section 5.2, a Party may terminate this Term Sheet and the JV.

12.4.	Expenses Cap: Subject to Section 14, if the costs and expenses of either AOL or TP that have not been reimbursed as provided hereunder exceed $3.0 million at any time, then such Party shall have the right to terminate this Term Sheet and the JV.

12.5.	Either Party is No Longer a TWX Affiliate: Subject to Section 14, if one Party is no longer an affiliate of TWX (the “Non-Affiliated Party”), then within sixty (60) days of the time that such Party is no longer an affiliate, either Party shall have the right to terminate this Term Sheet and the JV.

12.6.	Effect of Termination:

•

Section 12,1 Termination: If a Party desires to terminate this Term Sheet and the JV pursuant to Section 12.1, then the terminating Party shall have the right to acquire and purchase all of the non-terminating Party’s interests pursuant to a Mutually Accepted Disposition.

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•

Section 12.2, 12.3, 12.4 or 12.5 Termination: If a Party desires to terminate this Term Sheet and the JV pursuant to Section 12.2, 12.3, 12.4 or 12.5, then AOL and TP shall negotiate in good faith a Mutually Acceptable Disposition.

13.	Transfers and Assignments.

13.1.	No Transfers or Assignments: Neither AOL nor TP may transfer or assign its interests in the JV, or any of its rights, obligations or liabilities hereunder (a “Transfer”), without the prior written consent of the other party, except that AOL and TP may each assign its interests in the JV, or any of its rights, obligations or liabilities hereunder, to an affiliate.

13.2.	First Negotiation/Last Match: If a Party desires to make a Transfer, the non-transferring party shall have a right of first negotiation and a last match right with respect to any such Transfer.

13.3.	Transition Period: In the event of a Transfer or the purchase by one Party of the other Party’s interests in the JV pursuant to this Section 13, the Parties will negotiate in good faith for a reasonable transition period (e.g., at least three (3) months) with reasonable terms and conditions.

14.	Dissolution; Mutually Agreeable Disposition: If (x) the Parties mutually agree to terminate this Term Sheet and the JV, or (y) a Party initiates the termination of this Term Sheet and the JV pursuant to Section 12, then in each case the Parties will in good faith negotiate a Mutually Agreeable Disposition in accordance with the terms set forth herein, and execute and deliver any necessary agreements, instruments and documents in connection with such Mutually Agreeable Disposition, in each case consistent with this Term Sheet to the extent applicable.

15.	Formation of Newco: If the Parties mutually agree to form Newco, then the Parties will in good faith revise this Term Sheet and/or negotiate, execute and deliver any other necessary agreements, instruments and documents in order to effectuate the formation of Newco, in each case consistent with this Term Sheet to the extent applicable.

16.	Indemnity.

16.1.	AOL Indemnity: AOL will indemnify and defend the JV and TP from and against all third party claims, actions, costs and/or damages arising from or relating to the AOL Provided Technology, so long as such AOL Provided Technology has not been repurposed or otherwise modified in any manner or used in a manner for which it was not approved.

16.2.	TP Indemnity: TP will indemnify and defend the JV and AOL from and against all third party claims, actions, costs and/or damages arising from or relating to the Pre-Cleared TP Provided Content, so long as such Pre-Cleared TP Provided Content has not be repurposed or otherwise modified in any manner or used in a manner for which it was not approved.

17.	Future Events That Affect the JV. If there occurs an event or change that has or may have a material or significant impact on the JV (including the business model, finances or operations), the Parties agree to discuss in good faith any necessary or desirable changes to the JV and this Term Sheet (or successor documents).

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SCHEDULE 1

Brand Website Specifications

External Website

Presented below is a preliminary mockup of the External Website. This mockup does not reflect input from advertising sales planning and should not be considered final.

SEE ATTACHED IMAGE

Telepictures-AOL MOU + Term Sheet (Final Version)

Custom Website

Presented below is a preliminary mockup of the Custom Website. This mockup does not reflect input from advertising sales planning and should not be considered final.

SEE ATTACHED IMAGE

Telepictures-AOL MOU + Term Sheet (Final Version)

SCHEDULE 2

Operations Staff*

Management	HC (Yr 1)	HC (Yr 2 +)
General Manager	1	1
Creative
Editor-in-chief	1	1
Supervising Producer	2	2
Production Manager	1	1
Controller/Accountant	1	1
Senior Designer	1	1
Production Artist/Multimedia	1	2
Segment Producers	9	10
Clip Clearance/Librarian	1	1
Technology/Software Engineer	1	1
HTML Publisher	1	1
Jr. Encoding Producer	0	1
Quality Control	1	2
Business Development
Director	0	1
Marketing/Publicity
Director	1	1
Administrative Support
Administrative Assistant	1	1
Office Manager/AA	0	1

Total Positions	23	29

*	These initial Operations Staff positions set forth in this Schedule 2 are subject to review and modification by the MC.

Telepictures-AOL MOU + Term Sheet (Final Version)

SCHEDULE 3

Telepictures-AOL MOU + Term Sheet (Final Version)

SCHEDULE 3

Initial Business Plan

($ in 000s)	2005	2006	2007	2008	2009	Total
Revenue:
Streaming Ads	$90	$2,248	$4,092	$6,085	$6,821	$19,336
Banner Ads	322	6,059	9,803	10,933	12,254	39,370

Total Revenue	$411	$8,307	$13,895	$17,018	$19,074	$58,706

Expenses:
LightningCast Rev Share	$11	$270	$409	$487	$546	$1,722
Advertising COGS	41	831	1,390	1,702	1,907	5,871

Total Cost of Revenues	$52	$1,101	$1,799	$2,189	$2,453	$7,593

Payroll	$1,414	$3,312	$3,740	$3,927	$4,123	$16,516
Equipment	10	25	25	25	25	110
Original Productions	50	150	200	200	200	800
Wire Services and Feeds	150	350	400	400	400	1,700
Other	375	800	850	850	850	3,725
G&A	167	348	357	357	357	1,586

Total Production Expenses	2,167	4,985	5,572	5,759	5,955	24,437
Network	69	602	1,106	1,619	1,814	5,211
Software Development	250	60	60	60	60	490
Publicity	175	—	—	—	—	—
Marketing	400	1,000	1,500	2,000	2,500	7,400

Total Expenses	$3,113	$7,747	$10,037	$11,626	$12,783	$45,306

OIBDA	$(2,702)	$560	$3,858	$5,392	$6,292	$13,401

OIBDA Margin	-657%	7%	28%	32%	33%
Less: Dep & Amt	50	139	158	108	19	475

Operating Income/(Loss)	$(2,752)	$421	$3,700	$5,284	$6,272	$12,926

Taxes	—	—	548	2,113	2,509	5,170

EBIA	$(2,752)	$421	$3,152	$3,170	$3,763	$7,755
Dep & Amt	50	139	158	108	19	475
Capital Expenditures	(305)	(100)	—	—	—	(475)

Cash Flow	$(3,077)	$460	$3,310	$3,279	$3,783	$7,755

Headcount	23	29	29	29	29	29

Telepictures-AOL MOU + Term Sheet (Final Version)

SCHEDULE 4

Mechanics of Revenue and Costs/Expenses Share*

For any given quarter:

Step 1:	Calculate Total Revenues collected by AOL (“ATR”), Total Revenues collected by TP (“TTR”), AOL’s Reimbursable Expenses (“ARE”) and TP’s Reimbursable Expenses (“TRE”).

Step 2:	Calculate the “Reimbursable Amount” as follows: Reimbursable Amount = 50% multiplied by the sum of (ATR – TTR + TRE – ARE).

Step 3:	If the Reimbursable Amount is greater than zero, then AOL shall pay TP the Reimbursable Amount. If the Reimbursable Amount is less than zero, then TP shall pay AOL the absolute value of the Reimbursable Amount.

Telepictures-AOL MOU + Term Sheet (Final Version)

SCHEDULE 5

Carriage Plan*

*	The Carriage Plan is subject to Section 8 of the Term Sheet.

SEE ATTACHED IMAGE

Telepictures-AOL MOU + Term Sheet (Final Version)

SCHEDULE 6

Examples for Section 10.1

SEE ATTACHED IMAGE

Telepictures-AOL MOU + Term Sheet (Final Version)